Exhibit 10.5

Loan and Security Agreement

Borrowers:	Xtera Communications, Inc.
Azea Networks, Inc.
Neovus, Inc.
Xtera Asia Holdings, LLC

Address:	500 W. Bethany Drive, Suite 100
Allen, TX 75013

Date:	January 16, 2015

THIS LOAN AND SECURITY AGREEMENT is entered into on the above date between SQUARE 1 BANK (“Lender”), whose address is 406 Blackwell Street, Suite 240, Durham, North Carolina 27701, and the borrowers named above (jointly and severally, the “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”). The Schedule to this Agreement (the “Schedule”) shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)

1. LOANS.

1.1 Loans. Lender will make loans to Borrower (the “Loans”), in amounts not to exceed the limits shown on the Schedule (the “Credit Limit”), subject to the provisions of this Agreement and subject to deduction of Reserves for accrued interest and such other Reserves as Lender deems proper from time to time in its Good Faith Business Judgment.

1.2 Interest. All Loans shall bear interest at the interest rate shown on the Schedule from the date made until the date repaid in immediately available funds. All fees payable to the Lender, and all reimbursement to the Lender under Section 9.12 shall bear interest from the date due to the date paid at the interest rate applicable to the Loans. Accrued interest shall be payable monthly, on the last day of the month, and shall be charged to Borrower’s loan account (and the same shall thereafter bear interest at the same rate as the other Loans).

1.3 Overadvances. If at any time or for any reason the total of all outstanding Loans and all other monetary Obligations charged to Borrower’s Loan account exceeds the Credit Limit (an “Overadvance”), Borrower shall immediately pay the amount of the excess to Lender, without notice or demand. Without limiting Borrower’s obligation to repay to Lender the amount of any Overadvance, Borrower agrees to pay Lender interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

1.4 Fees. Borrower shall pay Lender the fees shown on the Schedule, which are in addition to all interest and other sums payable to Lender and are not refundable.

1.5 Loan Requests. To obtain a Loan, Borrower shall make a request to Lender by facsimile, telephone or electronic mail. Loan requests received after 1:00 PM Eastern Time will be deemed made on the next Business Day. Lender may rely on any telephone request for a Loan given by a person whom Lender believes is an authorized representative of Borrower, and Borrower will indemnify Lender for any loss Lender suffers as a result of that reliance.

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1.6 Ancillary Services Sublimit. Subject to the availability of Loans, at any time and from time to time from the date hereof through the Business Day immediately prior to the Maturity Date, Borrower may request the provision of Ancillary Services from Lender. The aggregate amount of the Obligations relating to Ancillary Services at any time shall not exceed the Ancillary Services Sublimit, and availability of Loans shall be reduced by reserves for Ancillary Services in an amount equal to the aggregate amounts of the following (the “Ancillary Services Reserves”): (i) any outstanding and undrawn amounts under all Letters of Credit issued hereunder, (ii) corporate credit card services provided to Borrower, (iii) the total amount of any Automated Clearing House processing reserves, (iv) the applicable Foreign Exchange Reserve Percentage, and (v) any other reserves taken by Lender in connection with other treasury management services requested by Borrower and approved by Lender. In the event at any time there are insufficient Loans available to Borrower for such reserves, Borrower shall deposit and maintain with Lender cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement. In addition, Lender may, in its sole discretion, charge as Loans any amounts for which Lender becomes liable to third parties in connection with the provision of the Ancillary Services. The terms and conditions (including repayment and fees) of such Ancillary Services shall be subject to the terms and conditions of the Lender’s standard forms of application and agreement for the applicable Ancillary Services, which Borrower hereby agrees to execute, to the extent not already executed.

1.7 Letters of Credit. Subject to Section 1.6 above, at the request of Borrower, Lender may, in its Good Faith Business Judgment, issue or arrange for the issuance of Letters of Credit for the account of Borrower, in each case in form and substance satisfactory to Lender in its sole discretion. Borrower shall pay Lender’s standard fees and charges in connection with all Letters of Credit and all other bank charges (including charges of Lender’s letter of credit department) in connection with the Letters of Credit (collectively, the “Letter of Credit Fees”). Any payment by Lender under or in connection with a Letter of Credit shall constitute a Loan hereunder on the date such payment is made. Each Letter of Credit shall have an expiry date no later than one year after the Maturity Date. Borrower hereby agrees to indemnify and hold Lender harmless from any loss, cost, expense, or liability, including payments made by Lender, expenses, and reasonable attorneys’ fees incurred by Lender arising out of or in connection with any Letters of Credit; provided that this indemnity shall not extend to damages proximately caused by the Lender’s own gross negligence or willful misconduct. Borrower agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guaranteed by Lender and opened for Borrower’s account or by Lender’s interpretations of any Letter of Credit issued by Lender for Borrower’s account, and Borrower understands and agrees that Lender shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto. Borrower understands that Letters of Credit may require Lender to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify and hold Lender harmless with respect to any loss, cost, expense, or liability incurred by Lender under any Letter of Credit as a result of Lender’s indemnification of any such issuing bank. The provisions of this Loan Agreement, as it pertains to Letters of Credit, and any other Loan Documents relating to Letters of Credit are cumulative.

1.8 Collateralization of Obligations Extending Beyond Maturity. If Borrower has not secured to Lender’s satisfaction its Obligations with respect to any Ancillary Services by the Maturity Date, then, effective as of such date, without limiting Lender’s other rights and remedies, the balance in any deposit accounts held by Lender and the certificates of deposit or time deposit accounts issued by Lender in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts) in each case in an amount not to exceed the outstanding amount of Obligations with respect to such Ancillary Services, shall automatically secure such obligations to the extent of the then continuing or outstanding Ancillary Services. Borrower authorizes Lender to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the applicable Ancillary Services are outstanding or continue. Without limiting the foregoing, all Obligations relating to Ancillary Services shall be due and payable on the Maturity Date.

2. SECURITY INTEREST. To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to Lender a security interest in all of the following (collectively, the “Collateral”): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and

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interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above. Notwithstanding anything to the contrary contained in this Section 2, the security interest created by this Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Property, provided that, if any Excluded Property would have otherwise constituted Collateral, when such property shall cease to be Excluded Property, such property shall be deemed at all times from and after the date hereof to constitute Collateral and the security interest created by this Agreement shall extend to the same.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

In order to induce Lender to enter into this Agreement and to make Loans, Borrower represents and warrants to Lender as follows, and Borrower covenants that the following representations will continue to be true (except to the extent that such representation or warranty relates to a particular date), and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations (other than inchoate indemnity obligations) have been paid and performed in full:

3.1 Corporate Existence and Authority. Borrower is, and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are not subject to any consents, which have not been obtained, (iii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), and (iv) do not violate Borrower’s articles or certificate of incorporation, or Borrower’s by-laws, or any law or any material agreement or instrument, which is binding upon Borrower or its property, and (v) do not constitute grounds for acceleration of any indebtedness or obligations in excess of $100,000 in the aggregate, under any agreement or instrument which is binding upon Borrower or its property.

3.2 Name; Trade Names and Styles. As of the date hereof, the name of Borrower set forth in the heading to this Agreement is its correct name. Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names, as of the date hereof. Borrower shall give Lender 30 days’ prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name.

3.3 Place of Business; Location of Collateral. As of the date hereof, the address set forth in the heading to this Agreement is Borrower’s chief executive office. In addition, as of the date hereof, Borrower has places of business and Collateral is located only at the locations set forth in the Representations. Borrower will give Lender at least 30 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower’s Address or one of the locations set forth in the Representations, except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $100,000 fair market value of Equipment and Inventory is located.

3.4 Title to Collateral; Perfection; Permitted Liens.

(a) Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower, and except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. The Collateral now is and will remain free and clear of any and all Liens and adverse claims, except for Permitted Liens and except for adverse claims arising in the future in a total amount less than $200,000, which are (i) in the aggregate less than $100,000 or (ii) resolved in a manner acceptable to Lender in its Good Faith Business Judgment within ten Business Days after they arise. Lender now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times use commercially reasonable efforts to defend Lender and the Collateral against all claims of others.

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(b) Borrower has set forth in the Representations all of Borrower’s Deposit Accounts as of the date hereof, and Borrower will give Lender five Business Days advance written notice before establishing any new Deposit Accounts, and will cause the institution where any such new Deposit Account is maintained to execute and deliver to Lender a control agreement in form sufficient to perfect Lender’s security interest in the Deposit Account and otherwise satisfactory to Lender in its Good Faith Business Judgment, provided that, in the case of Deposit Accounts subject to Permitted Deposit Account Liens, Borrower shall only be obligated to use commercially reasonable efforts to provide Lender with a perfected security interest in such Deposit Accounts, and such security interest shall be subordinate to the security interest of the holder of the Permitted Deposit Account Lien. Nothing herein limits any requirements which may be set forth in the Schedule as to where Deposit Accounts will be maintained.

(c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert, and in which the potential recovery exceeds $250,000, Borrower shall promptly notify Lender thereof in writing and provide Lender with such information regarding the same as Lender shall request. Such notification to Lender shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to Lender, and Borrower shall execute and deliver all such documents and take all such actions as Lender shall request in connection therewith.

(d) Whenever any Collateral is located upon premises in which any third party has an interest, Borrower shall, whenever requested by Lender, use commercially reasonable efforts to cause such third party to execute and deliver to Lender, in form acceptable to Lender, such landlord agreements, waivers, subordinations and other agreements as Lender shall specify in its Good Faith Business Judgment. Without limiting the generality of the foregoing, Borrower shall use commercially reasonable efforts to obtain landlord agreements from the landlord of its premises in Texas in favor of Lender in form acceptable to Lender within 45 days after the date hereof. Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.

(e) Except as disclosed in the Representations, as of the date hereof, Borrower is not a party to, nor is it bound by, any license or other agreement that is important for the conduct of Borrower’s business and that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property important for the conduct of Borrower’s business.

(f) Borrower is the sole owner of the Intellectual Property, except for Permitted Liens and non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. To the best of Borrower’s knowledge, (i) each of the registered Copyrights, Trademarks and Patents is valid and enforceable, (ii) no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Change.

3.5 Maintenance of Collateral. Borrower will maintain the Inventory in good and merchantable condition in all material respects and maintain all other tangible Collateral in good working condition in all material respects (ordinary wear, tear and insured casualty excepted), provided that this sentence shall not apply to Inventory with a value of less than $100,000 in the aggregate. Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise Lender in writing of any material loss or damage to the Collateral, within three Business Days after the date such loss or damage occurs.

3.6 Books and Records. Borrower has maintained and will maintain at Borrower’s Address books and records, which are complete and accurate in all material respects, and comprise an accounting system in accordance with GAAP.

3.7 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Lender have been, and will be, prepared in conformity with GAAP, and now and in the future will, in all material respects, fairly present the results of operations and financial condition of Borrower, in accordance with GAAP, at the times and for the periods therein stated (except for non-compliance with FAS 123R in monthly financial statements, and, in the case of interim financial statements, for the lack of footnotes and subject to year-end adjustments). Between the last date covered by any such statement provided to Lender and the date hereof, there has been no Material Adverse Change.

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3.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower (except for any inadvertent failure to pay any of the same in an aggregate amount at any time outstanding not to exceed $25,000). Borrower may, however, defer payment of any contested taxes, provided that Borrower (i) in good faith contests Borrower’s obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Lender in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a Lien upon any of the Collateral. As of the date hereof, Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower in an aggregate amount in excess of $100,000, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

3.9 Compliance with Law. Borrower has, to the best of its knowledge, complied, and will in the future comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Change.

3.10 Litigation. As of the date hereof, there is no claim, suit, litigation, proceeding or investigation pending or, to Borrower’s knowledge, threatened in writing against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) involving any claim against Borrower of more than $250,000. Borrower will promptly inform Lender in writing of any claim, proceeding, litigation or investigation in the future threatened in writing or instituted against Borrower involving any claim against Borrower of more than $250,000.

3.11 Use of Proceeds. All proceeds of all Loans shall be used solely for Borrower’s working capital. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”

3.12 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

4. ACCOUNTS.

4.1 Representations Relating to Accounts. Borrower represents and warrants to Lender as follows: Each Account (including Unbilled Accounts) with respect to which Loans are requested by Borrower shall, on the date each Loan is requested and made, (i) represent an undisputed bona fide existing unconditional obligation of the Account Debtor, and (ii) meet the Minimum Eligibility Requirements set forth in Section 8 below.

4.2 Representations Relating to Documents and Legal Compliance. Borrower represents and warrants to Lender as follows: All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct in all material respects, and all such invoices, instruments and other documents and all of Borrower’s books and records are and shall be genuine and in all material respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. To the best of Borrower’s knowledge, all signatures and endorsements on all material documents, instruments, and agreements relating to all Accounts are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms.

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4.3 Documents relating to Accounts. If requested by Lender, Borrower shall furnish Lender with copies (or, at Lender’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts, and Borrower warrants the genuineness of all of the foregoing. Borrower shall also furnish to Lender an aged accounts receivable trial balance as provided in the Schedule. In addition, Borrower shall deliver to Lender, on its request, if an Event of Default has occurred and is continuing, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.

4.4 [intentionally omitted].

4.5 [intentionally omitted].

4.6 Settlement of Accounts. Borrower shall not forgive (completely or partially), compromise or settle any Account for less than payment in full, or agree to do any of the foregoing, except that Borrower may do so, provided that: (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and in arm’s length transactions; (ii) no Default or Event of Default has occurred and is continuing; and (iii) taking into account all such discounts, settlements and forgiveness, the total outstanding Loans will not exceed the Credit Limit.

4.7 Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly determine the reason for such return and, if Borrower agrees, promptly issue a credit memorandum to the Account Debtor in the appropriate amount. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Lender, and immediately notify Lender of the return of the Inventory.

4.8 Verification. So long as an Event of Default exists, Lender may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, either in the name of Borrower or Lender or such other name as Lender may choose, and Lender or its designee may, at any time, notify Account Debtors that it has a security interest in the Accounts.

4.9 No Liability. Lender shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Lender be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing in this Section 4.9 shall, however, relieve Lender from liability for its own gross negligence or willful misconduct.

5. ADDITIONAL DUTIES OF BORROWER.

5.1 Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

5.2 Insurance. Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Lender, in such form and amounts as are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to Lender. All such casualty insurance policies shall name Lender as a loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Lender, and all liability insurance policies shall name Lender as an additional insured. Upon receipt of the proceeds of any such casualty insurance, Lender shall apply such proceeds in reduction of the Obligations as Lender shall determine in its sole discretion, except that, provided no Default or Event of Default has occurred and is continuing, Lender shall release to Borrower insurance proceeds with respect to Equipment totaling less than $500,000, which shall be utilized by

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Borrower for the replacement of the Equipment with respect to which the insurance proceeds were paid or the acquisition of other assets used or useful in Borrower’s business. Lender may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, Lender may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to Lender copies of all material reports made to insurance companies.

5.3 Reports. Borrower, at its expense, shall provide Lender with the written reports set forth in the Schedule, and such other written reports with respect to Borrower as Lender shall from time to time specify in its Good Faith Business Judgment.

5.4 Access to Collateral, Books and Records. At reasonable times, and on one Business Day’s notice, Lender, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s books and records. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $900 per person per day (or such other amount as shall represent Lender’s then current standard charge for the same), plus reasonable out-of-pocket expenses (including without limitation any additional costs and expenses of outside auditors retained by Lender), provided that Borrower shall not be obligated to pay for more than two such audits in any calendar year (except that this limitation shall not apply to audits conducted while an Event of Default has occurred and is continuing).

5.5 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without Lender’s prior written consent (which shall be a matter of its Good Faith Business Judgment), do any of the following:

(i) merge or consolidate with another corporation or entity, except that a Borrower may merge into another Borrower with ten Business Days prior written notice to Lender;

(ii) acquire any assets, except for (A) assets acquired in the ordinary course of business, and (B) assets acquired outside the ordinary course of business, for which the purchase price does not exceed an aggregate of more than $250,000 in any fiscal year;

(iii) enter into any other transaction outside the ordinary course of business, other than transactions outside the ordinary course of business involving not more than an aggregate of $250,000 in any fiscal year;

(iv) sell or transfer (collectively a “Transfer”) any Collateral, except for (A) the Transfers of Inventory in the ordinary course of Borrower’s business, (B) Transfers of obsolete or unneeded Equipment in the ordinary course of business, (C) Transfers consisting of Permitted Liens or Permitted Investments; (D) non-exclusive licenses of Intellectual Property in the ordinary course of business; (E) exclusive licenses with a customer of Borrower with respect to customized software, prepared for the customer by Borrower, in the ordinary course of business, on a contract basis, which does not affect the Borrower’s ability to Transfer its own Intellectual Property to others; and (F) Transfers of temporary possession (but not ownership) of Permitted Testing Collateral to customers of Borrower;

(v) store any Inventory or other Collateral with any warehouseman or other third party, unless there is in place an agreement by such warehouseman or other third party in favor of Lender in such form as Lender shall specify in its good faith business judgment;

(vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis, except in the ordinary course of business;

(vii) make any loans of any money or other assets or any other Investments, other than Permitted Investments;

(viii) create, incur, assume or permit to be outstanding any Indebtedness other than Permitted Indebtedness;

(ix) guarantee or otherwise become liable with respect to the obligations of another party or entity, other than Permitted Indebtedness;

(x) pay or declare any dividends on Borrower’s stock (except for dividends payable solely in stock of Borrower);

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(xi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s stock or other equity securities; provided that Borrower may (A) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, and (B) repurchase stock of former employees or consultants pursuant to stock repurchase agreements so long as such repurchase does not exceed $100,000 in the aggregate per fiscal year;

(xii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or become an “investment company” within the meaning of the Investment Company Act of 1940;

(xiii) directly or indirectly enter into, or permit to exist, any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, and are on fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; or

(xiv) reincorporate in another state;

(xv) change its fiscal year;

(xvi) create a Subsidiary (other than (A) a Foreign Sub or (B) a Subsidiary that is not a Foreign Sub and that becomes a Borrower under this Agreement within ten Business Days after the date it is created, pursuant to documents acceptable to Lender in its Good Faith Business Judgment);

(xvii) dissolve or elect to dissolve, except that a Borrower which is a wholly-owned Subsidiary of another Borrower may dissolve, with ten Business Day prior written notice to the Lender, if all of its assets are distributed to the Borrower which owns 100% of its stock; or

(xviii) enter into a written agreement to do any of the foregoing, unless such agreement provides that it is subject to the prior written consent of Lender.

5.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against Lender with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Lender, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

5.7 Notification of Changes. Borrower will give Lender written notice of any change in its executive officers within ten Business Days after the date of such change.

5.8 Registration of Intellectual Property Rights.

(a) Without limitation on the terms of subsection “b” below, Borrower shall within 30 days of registration thereof, give Lender written notice of any applications or registrations it files or obtains with respect to Intellectual Property filed with the United States Patent and Trademark Office or the United States Copyright Office, including the date of any such filing and the registration or application numbers, if any.

(b) Borrower shall, within five Business Days after the filing of any applications or registrations with the United States Copyright Office, promptly provide Lender with a copy of such applications or registrations together with any exhibits, and execute and deliver to Lender any documents requested by Lender to be filed for Lender to maintain the perfection and priority of its security interest in such Intellectual Property rights.

(c) Borrower shall use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of its material Intellectual Property, (ii) detect infringements of its material Intellectual Property, and (iii) not allow any material Intellectual Property to be abandoned, forfeited or dedicated to the public without the written consent of Lender, which shall not be unreasonably withheld.

(d) Lender shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 5.8 to take but which Borrower fails to take, after 15 days’ notice to Borrower. Borrower shall reimburse and indemnify Lender for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

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5.9 Consent of Inbound Licensors. Prior to entering into or becoming bound by any material inbound license or agreement in the future (other than with respect to off the shelf software licenses or agreements), Borrower shall: (i) provide written notice to Lender of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Lender to have a security interest therein, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

5.10 Further Assurances. Borrower agrees, at its expense, on request by Lender, to execute all documents and take all actions, as Lender, may, in its Good Faith Business Judgment, deem necessary or useful in order to perfect and maintain Lender’s perfected first-priority security interest in the Collateral (subject only to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

6. TERM.

6.1 Maturity Date. This Agreement shall continue in effect until the maturity date set forth on the Schedule (the “Maturity Date”), subject to Section 6.3 below.

6.2 Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective two Business Days after written notice of termination is given to Lender; or (ii) by Lender at any time after the occurrence and during the continuance of an Event of Default, effective immediately upon written notice to Borrower.

6.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Without limiting the generality of the foregoing, if on the Maturity Date, or on any earlier effective date of termination, there are any outstanding Letters of Credit issued by Lender or issued by another institution based upon an application, guarantee, indemnity or similar agreement on the part of Lender, then on such date Borrower shall provide to Lender cash collateral in an amount equal to 100% of the face amount of all such Letters of Credit, plus all interest, fees and cost due or to become due in connection therewith (as estimated by Lender in its Good Faith Business Judgment), to secure all of the Obligations relating to said Letters of Credit, pursuant to Lender’s then standard form cash pledge agreement. Notwithstanding any termination of this Agreement, all of Lender’s security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid in full; provided that Lender may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of Lender, nor shall any such termination relieve Borrower of any Obligation to Lender, until all of the Obligations have been paid in full. Lender shall, at Borrower’s expense, release or terminate all financing statements and other filings in favor of Lender as may be required to fully terminate Lender’s security interests, provided that there are no suits, actions, proceedings or claims pending or threatened against any Person indemnified by Borrower under this Agreement with respect to which indemnity has been or may be sought, upon Lender’s receipt of the following, in form and content satisfactory to Lender: (i) cash payment in full of all of the Obligations, and (ii) written confirmation by Borrower that the commitment of Lender to make Loans under this Agreement has terminated.

7. EVENTS OF DEFAULT AND REMEDIES.

7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give Lender immediate written notice thereof:

(a) Any warranty, representation, statement, report or certificate made or delivered to Lender by Borrower or any of Borrower’s officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or

(b) Borrower shall fail to pay when due any Loan or any interest thereon; or

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(b-1) Borrower shall fail to pay any other monetary Obligation within five Business Days after the date due; or

(c) the total Loans and other Obligations outstanding at any time shall exceed the Credit Limit, if the same is not cured within three Business Days thereafter; or

(d) Borrower shall fail to comply with any non-monetary Obligation which by its nature cannot be cured, or shall fail to comply with the provisions of Section 3.8 (titled “Tax Returns and Payments; Pension Contributions”), Section 4.4 (titled “Lockbox”), Section 5.2 (titled “Insurance”), Section 5.4 (titled “Access to Collateral, Books and Records”), Section 5.5 (titled “Negative Covenants”), Section 5 of the Schedule (titled “Financial Covenants”), Section 6 of the Schedule (titled “Reporting”), or Section 8 of the Schedule (titled “Additional Provisions”); or

(e) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within ten Business Days after the date due; or

(f) any Collateral becomes subject to any Lien (other than a Permitted Lien) which is not cured within 20 days after the occurrence of the same; or

(g) any Collateral with a total value in excess of $100,000 is attached, seized, subjected to a writ or distress warrant, or is levied upon, and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten Business Days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a Lien on any of the Collateral with a total value in excess of $100,000, or if a notice of lien, levy, or assessment is filed of record with respect to any of the Collateral by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency;

(h) any default or event of default occurs under any obligation in excess of $100,000 secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien and as a result thereof the holder of the Permitted Lien accelerates the obligation secured by the Permitted Lien or commences any judicial or non-judicial enforcement action with respect to the obligation or the Permitted Lien; or

(h-1) any default or event of default occurs under the Horizon Debt or any document or agreement relating thereto, which is not cured within any applicable cure period or waived in writing by Horizon; or

(h-2) any default or event of default occurs under any obligation in excess of $100,000, which is not cured within any applicable cure period or waived in writing by the holder thereof and as a result thereof the holder accelerates the obligation or commences any judicial or non-judicial enforcement action with respect to the obligation; or

(i) Borrower breaches any material contract or obligation, which has resulted in a Material Adverse Change; or

(j) a final, judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $250,000 shall be rendered against Borrower, and the same remain unsatisfied and unstayed for a period of 10 Business Days or more; or

(k) Dissolution, termination of existence, insolvency or permanent suspension of business of Borrower (other than the dissolution, termination of existence or permanent suspension of business of a Borrower which is a Subsidiary of Parent); or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any voluntary Insolvency Proceeding by Borrower; or

(l) the commencement of any Insolvency Proceeding against Borrower or any Guarantor, which is not cured by the dismissal thereof within 45 days after the date commenced; or

(m) revocation or termination of, or denial of liability upon, or default under, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of any Insolvency Proceeding by any Guarantor, or death of any Guarantor; or

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(n) revocation or termination of, or limitation or denial of liability upon, or default under, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of any Insolvency Proceeding by or against any such third party; or

(o) Borrower makes any payment on account of any Subordinated Debt, other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates its subordination agreement; or

(p) a Change in Control shall occur; or

(q) Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

(r) a Material Adverse Change shall occur.

Lender may cease making any Loans hereunder during any of the above cure periods, and thereafter if an Event of Default has occurred and is continuing.

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, Lender, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation, and demand that Borrower (i) deposit cash with Lender in an amount equal to the amount of any Ancillary Services Reserves, as collateral security for the repayment of all Obligations, and (ii) pay in advance all Letter of Credit fees and other fees relating to Ancillary Services scheduled to be paid or payable over the remaining term of the Letters of Credit or applicable Ancillary Service, and Borrower shall promptly deposit and pay such amounts; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Lender without judicial process to enter onto any of Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Lender deems it necessary, in its Good Faith Business Judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Lender seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Lender retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to Lender at places designated by Lender which are reasonably convenient to Lender and Borrower, and to remove the Collateral to such locations as Lender may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Lender shall have the right to use Borrower’s premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Lender obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Lender shall have the right to conduct such disposition on Borrower’s premises without charge, for such time or times as Lender deems reasonable, or on Lender’s premises, or elsewhere and the Collateral need not be located at the place of disposition. Lender may directly or through any Affiliate purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Lender to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Lender’s Good Faith Business

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Judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) demand and receive possession of any of Borrower’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto; and (i) set off any of the Obligations against any general, special or other Deposit Accounts of Borrower maintained with Lender. All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of Lender’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations and Letter of Credit Fees shall be increased by an additional three percent per annum (the “Default Rate”).

7.3 Standards for Determining Commercial Reasonableness. Borrower and Lender agree that a sale or other disposition (collectively, “Sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) notice of the Sale is given to Borrower at least ten days prior to the Sale, and, in the case of a public Sale, notice of the Sale is published at least five days before the date of the Sale in a newspaper of general circulation in the county where the Sale is to be conducted; (ii) notice of the Sale describes the Collateral in general, non-specific terms; (iii) the Sale is conducted at a place designated by Lender, with or without the Collateral being present; (iv) the Sale commences at any time between 8:00 a.m. and 6:00 p.m.; (v) payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) with respect to any Sale of any of the Collateral, Lender may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. Lender shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

7.4 Investment Property. If an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, and distributions with respect to, Investment Property in trust for Lender, and Borrower shall deliver all such payments, proceeds and distributions to Lender, immediately upon receipt, in their original form, duly endorsed, to be applied to the Obligations in such order as Lender shall determine. Borrower recognizes that Lender may be unable to make a public sale of any or all of the Investment Property, by reason of prohibitions contained in applicable securities laws or otherwise, and expressly agrees that a private sale to a restricted group of purchasers for investment and not with a view to any distribution thereof shall be considered a commercially reasonable sale thereof.

7.5 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting Lender’s other rights and remedies, Borrower grants to Lender an irrevocable power of attorney coupled with an interest, authorizing and permitting Lender (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but Lender agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) execute on behalf of Borrower any documents that Lender may, in its Good Faith Business Judgment, deem advisable in order to perfect and maintain Lender’s security interest in the Collateral, or in order to exercise a right of Borrower or Lender, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s, materialman’s or other Lien, or assignment or satisfaction of mechanic’s, materialman’s or other Lien; (c) take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Lender’s possession; (d) endorse all checks and other forms of remittances received by Lender; (e) pay, contest or settle any Lien and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) pay any sums required on account of Borrower’s taxes or to secure the release of any Liens therefor, or both; (h) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Lender the same rights of access and other rights with respect thereto as Lender has under this Agreement; and (j) take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents; (k) enter into a short-form intellectual property security agreement consistent with the terms of this Agreement for recording purposes only or modify, in its sole discretion, any intellectual property security agreement entered into between

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Borrower and Lender without first obtaining Borrower’s approval of or signature to such modification by amending exhibits thereto, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; and (l) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided Lender may exercise such power of attorney to sign the name of Borrower on any of the documents described in clauses (k) and (l) above, regardless of whether an Event of Default has occurred, so long as any Obligations are outstanding. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall Lender’s rights under the foregoing power of attorney or any of Lender’s other rights under this Agreement be deemed to indicate that Lender is in control of the business, management or properties of Borrower.

7.6 Application of Proceeds. All proceeds realized as the result of any Sale of the Collateral shall be applied by Lender first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Lender in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Lender shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency. If, Lender, in its Good Faith Business Judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any Sale of Collateral, Lender shall have the option, exercisable at any time, in its Good Faith Business Judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of the cash therefor.

7.7 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Lender shall have all the other rights and remedies accorded a secured party under the Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Lender and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Lender from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Lender to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

8. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

“Account Debtor” means the obligor on an Account.

“Accounts” means all present and future “accounts” as defined in the Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower, and all Unbilled Accounts.

“Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

“this Agreement”, “the Loan Agreement” and “this Loan Agreement” mean collectively to this Loan and Security Agreement and the Schedule and all exhibits and schedules thereto, as the same may be modified, amended or restated from time to time by a written agreement signed by Borrower and Lender.

“Ancillary Services” means any of the products or services requested by Borrower and approved by Lender, including, without limitation, Automated Clearing House transactions, corporate credit card services, FX Contracts, Letters of Credit, and other treasury management services.

“Ancillary Services Reserves” is defined in Section 1.6

“Ancillary Services Sublimit” is set forth in Section 1 of the Schedule.

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“Business Day” means a day on which Lender is open for business.

“Change in Control” means: (i) a change in the record or beneficial ownership of an aggregate of more than 50% of the outstanding shares of stock of Parent, in one or more transactions, compared to the ownership of outstanding shares of stock of Parent in effect on the date hereof, or Parent shall cease to own 100% of the outstanding stock of any other Borrower, in each case without the prior written consent of Lender, or (ii) a transaction other than a bona fide equity financing or series of financings on terms and from investors reasonably acceptable to Lender in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of North Carolina from time to time.

“Collateral” has the meaning set forth in Section 2 above.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by Lender or cured within any applicable cure period.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 7.2 above.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

“Eligible Accounts” means Accounts and General Intangibles arising in the ordinary course of Borrower’s business from the sale of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, which Lender, in its Good Faith Business Judgment, shall deem eligible for borrowing. The following (the “Minimum Eligibility Requirements”) are the minimum requirements for an Account to be an Eligible Account:

(i) the Account must not be more than 60 days past due (the “Eligibility Period”);

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(ii) the Account must not represent progress billings, or be due under a fulfillment or requirements contract with the Account Debtor, provided that billings under milestone contracts when the milestones in the contracts have been met may be Eligible Accounts, provided no breach or default has occurred under the milestone contract which has not been waived or cured and is continuing;

(iii) the Account must not be subject to any contingencies (including Accounts arising from sales on consignment, guaranteed sale, bill and hold, sale on approval, or other terms pursuant to which payment by the Account Debtor may be conditional);

(iv) the Account must not be owing from an Account Debtor with whom Borrower has any dispute (whether or not relating to the particular Account), but if an Account is owing from an Account Debtor with whom Borrower has any dispute, the Account will not be Eligible under this clause (iv) only to the extent of the amount of the dispute;

(v) the Account must not be owing from an Affiliate of Borrower;

(vi) the Account must not be owing from an Account Debtor which is subject to any Insolvency Proceeding, or whose financial condition is not acceptable to Lender, or which, fails or goes out of a material portion of its business;

(vii) [intentionally omitted];

(viii) [intentionally omitted];

(ix) the Account must have been billed to the Account Debtor and must not represent deposits (such as good faith deposits) or other property of the Account Debtor held by Borrower for the performance of services or delivery of goods which Borrower has not yet performed or delivered; and

(x) the Account must not be owing from an Account Debtor to whom Borrower is or may be liable for goods purchased from such Account Debtor or otherwise (but, in such case, the Account will be deemed not eligible only to the extent of any amounts owed by Borrower to such Account Debtor).

Accounts owing from one Account Debtor will not be deemed Eligible Accounts to the extent they exceed 50% of the total Eligible Accounts outstanding. In addition, if more than 50% of the Accounts owing from an Account Debtor are outstanding for a period longer than their Eligibility Period or are otherwise not Eligible Accounts, then all Accounts owing from that Account Debtor will be deemed ineligible for borrowing. Lender may, from time to time, in its Good Faith Business Judgment, revise the Minimum Eligibility Requirements, upon 30 days prior written notice to Borrower.

“Eligible Unbilled Accounts” means amounts that will be owing for products which Borrower has shipped and/or for services that Borrower has rendered when such products or services are billed for, but where the products were shipped and/or the services were rendered under milestone agreements, and not all of the milestone requirements for billing for such products and/or services have yet been satisfied, provided there is no breach under the milestone agreement, and all of the other requirements for “Eligible Accounts” have been met.

“Equipment” means all present and future “equipment” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” means any of the events set forth in Section 7.1 of this Agreement.

“Excluded Property” means, collectively, the following:

(i) any voting stock of any direct Subsidiary of any Borrower that is a controlled foreign corporation (as defined in Section 957 of the Internal Revenue Code (a “CFC”)) in excess of 65% of the total combined voting power of all classes of stock of such CFC that are entitled to vote (within the meaning of Section 1.956-2(c)(2) of the Treasury Regulations);

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(ii) property which consists of a license of Intellectual Property to Borrower, pursuant to a license which is nonassignable by its terms without the consent of the licensor thereof (but only to the extent such prohibition on assignability is enforceable under applicable law, including, without limitation, Section 9408 of the Code), and as to any such licenses, Borrower represents and warrants that they are non-exclusive and replaceable on commercially reasonable terms;

(iii) property which consists of a lease of Equipment leased to Borrower pursuant to a capital lease which by its terms is non-assignable (but only to the extent such prohibition on assignability is enforceable under applicable law, including, without limitation, Sections 9407 of the Code);

(iv) Equipment as to which the granting of a security interest in it is prohibited by enforceable provisions of applicable law, provided that upon the cessation of any such prohibition, such Equipment shall automatically become part of the Collateral; or

(v) property that is subject to a Lien that is permitted pursuant to clause (i) of the definition of Permitted Liens, if the grant of a security interest with respect to such property would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, but only to the extent such prohibition is enforceable under applicable law, and provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien; or

(vi) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant, attachment or enforcement of a security interest therein would, under applicable federal law, impair the registrability of such applications or the validity or enforceability of registrations issuing from such applications;

Provided, however, “Excluded Property” shall not include any proceeds, products, substitutions or replacements of any Excluded Property (unless such proceeds, products, substitutions or replacements would constitute Excluded Property).

“Foreign Subs” has the meaning given in Section 8(g) of the Schedule.

“Foreign Exchange Reserve Percentage” means reserves in an amount equal to a percentage of FX Contracts outstanding, as determined by Lender, in its sole discretion from time to time.

“FX Contracts” means contracts between Borrower and Lender for foreign exchange transactions.

“GAAP” means generally accepted accounting principles consistently applied, as in effect from time to time in the United States.

“General Intangibles” means all present and future “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Good Faith Business Judgment” means Lender’s business judgment, exercised honestly and in good faith and not arbitrarily.

“Guarantor” means any Person who has guaranteed, or in the future guarantees, any of the Obligations.

“Horizon” means Horizon Funding Trust 2013-1 (as assignee of Horizon Technology Finance Corporation).

“Horizon Debt” means indebtedness of Borrower to Horizon pursuant to that certain Venture Loan and Security Agreement dated as of May 10, 2011 and Amendments thereto Nos. 1-6 between Borrower and Horizon, in the present amount of not more than $7,470,000.

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“including” means including (but not limited to).

“Indebtedness” means (a) all indebtedness created, assumed or incurred in any manner by Borrower representing money borrowed (including by the issuance of debt securities, notes, bonds debentures or similar instruments), (b) all indebtedness for the deferred purchase price of property or services, (c) the Obligations, (d) obligations and liabilities of any Person secured by a Lien or claim on property owned by Borrower, even though Borrower has not assumed or become liable therefor, (e) obligations and liabilities created or arising under any capital lease or conditional sales contract or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender are limited to repossession or otherwise limited; (f) all obligations of Borrower on or with respect to letters of credit, bankers’ acceptances and other similar extensions of credit whether or not representing obligations for borrowed money; and (g) the amount of any Contingent Obligations.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held; any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held; any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use; and all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other state, federal or other bankruptcy or insolvency law, now or hereafter in effect, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, readjustment of debt, dissolution or liquidation, or other relief.

“Inventory” means all present and future “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit, and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including stock, securities, partnership interest, limited liability company interest, or other interests), and any loan, advance or capital contribution to any Person, including the creation or capital contribution to a wholly-owned or partially-owned subsidiary)

“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Lender at Borrower’s request.

“Letter of Credit Fees” is defined in Section 1.6.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between Lender and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor; provided that the Warrant shall not constitute a Loan Document.

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“Material Adverse Change” means a material adverse effect on (i) the operations, business or financial condition of Borrower taken as a whole, (ii) the ability of Borrower to repay the Obligations when due, or (iii) Borrower’s interest in, or the value, perfection or priority of Lender’s security interest in the Collateral.

“Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Lender, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification, Ancillary Service, or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Lender in Borrower’s debts owing to others, and any interest and other obligations that accrue after the commencement of an Insolvency Proceeding), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney’s fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents, provided however, any obligations of the Borrower under the Warrant shall not constitute “Obligations”.

“Other Property” means the following as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code.

“Overadvance” is defined in Section 1.3.

“Parent” means Xtera Communications, Inc., a Delaware corporation.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment” means all checks, wire transfers and other items of payment received by Lender (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower’s outstanding Loans.

“Permitted Indebtedness” means:

(i) the Obligations;

(ii) the Horizon Debt, provided it is subject to a Subordination Agreement in favor of Lender in form and substance acceptable to Lender in its Good Faith Business Judgment;

(iii) Indebtedness existing on the date hereof in a total principal amount not in excess of $29,000,000, provided it is subject to a Subordination Agreement in favor of Lender in form and substance acceptable to Lender in its Good Faith Business Judgment (as set forth in Section 8(a)(1) of the Schedule);

(iv) trade payables incurred in the ordinary course of business;

(v) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(vi) capitalized leases and purchase money Indebtedness secured by Permitted Liens in an aggregate amount not exceeding $250,000 at any time outstanding, provided the amount of such capitalized leases and purchase money Indebtedness do not exceed, at the time they were incurred, the lesser of the cost or fair market value of the property so leased or financed with such Indebtedness;

(vii) Indebtedness pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

(viii) Subordinated Debt;

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(ix) Indebtedness owed in connection with unsecured credit cards in an amount not to exceed $1,700,000 at any time outstanding;

(x) Other unsecured Indebtedness in an aggregate principal amount not to exceed $100,000 at any one time outstanding; and

(xi) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness in clauses (ii) through (x) above, provided that the principal amount thereof is not increased and the terms thereof are not modified to impose more burdensome terms upon Borrower, and provided, in the case of Subordinated Debt, that it continues to be Subordinated Debt.

“Permitted Investments” means:

(i) Investments existing on the date hereof and disclosed on Exhibit A;

(ii) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, Lender’s certificates of deposit maturing no more than one year from the date of investment therein, and Lender’s money market accounts; Investments in regular deposit or checking accounts held with Lender or subject to a control agreement in favor of Lender;

(iii) Investments of a Borrower in another Borrower;

(iv) Investments not to exceed $100,000 outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; and

(vi) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

(vii) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; and

(viii) Additional other Investments in amounts not to exceed an aggregate of $250,000 in any fiscal year.

“Permitted Liens” means the following:

(i) purchase money security interests in specific items of Equipment;

(ii) Liens in favor of Lender;

(iii) Liens securing the Horizon Debt;

(iv) leases of specific items of Equipment;

(v) Liens for taxes not yet payable;

(vi) additional security interests which are consented to in writing by Lender, which consent may be withheld in its Good Faith Business Judgment, and which are subordinate to the security interest of Lender pursuant to a Subordination Agreement in such form and containing such provisions as Lender shall specify in its Good Faith Business Judgment;

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(vii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(viii) security interests being terminated substantially concurrently with this Agreement;

(ix) Liens incurred on deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance, social security and other like laws or to secure the performance of statutory obligations, in an aggregate amount not exceeding $100,000 at any time;

(x) Liens of mechanics, materialmen, workers, repairmen, fillers and common carriers arising by operation of law for amounts that are not yet due and payable or which are being contested in good faith by Borrower by appropriate proceedings, in an aggregate amount not exceeding $100,000 at any time;

(xi) deposits or pledges of cash to secure letters of credit securing bids, tenders, contracts (other than contracts for the payment of money), performance bonds, leases, surety and appeal bonds and other obligations of a like nature arising in the ordinary course of business (collectively, “Permitted Deposit Account Liens”);

(xii) deposits or pledges of cash in connection with letters of credit with Silicon Valley Bank outstanding as of the date hereof, in an amount not to exceed $1,600,000; and

(xiii) Banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with Borrowers’ deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses.

Lender will have the right to require, as a condition to its consent under subparagraph (vi) above, that the holder of the additional security interest or voluntary Lien sign a subordination agreement on Lender’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of Lender, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.

“Permitted Testing Collateral” means Collateral used by Borrower for testing purposes in the ordinary course of business having an aggregate value not to exceed at any time (i) with respect to Collateral consisting of testing equipment located outside of the United States as of the date hereof, $11,000,000, and (ii) with respect to any additional Collateral, $500,000.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“Prime Rate” means the variable rate of interest per annum, most recently announced by Lender as its “prime rate” (whether or not such announced rate is the lowest rate available from Lender).

“Representations” means the written Representations and Warranties provided by Borrower to Lender referred to in the Schedule.

“Reserves” means, as of any date of determination, such amounts as Lender may from time to time establish and revise in its Good Faith Business Judgment, reducing the amount of Loans, and other financial accommodations which would otherwise be available to Borrower under the lending formulas provided in the Schedule: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in its Good Faith Business Judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Lender’s good faith belief that any Collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Lender is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

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“Subordinated Debt” means unsecured Indebtedness which is on terms acceptable to Lender in its Good Faith Business Judgment, and which is subordinated to the Obligations pursuant to a Subordination Agreement in such form as Lender shall specify in its Good Faith Business Judgment.

“Subsidiary” means, with respect to any Person, a Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Unbilled Accounts” means Accounts which have not yet been billed to the Account Debtor.

Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

9. GENERAL PROVISIONS.

9.1 Application of Payments. All payments with respect to the Obligations may be applied, and in Lender’s Good Faith Business Judgment reversed and re-applied, to the Obligations, in such order and manner as Lender shall determine in its Good Faith Business Judgment. Lender shall not be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Lender in its Good Faith Business Judgment, and Lender may charge Borrower’s loan account for the amount of any item of payment which is returned to Lender unpaid. In computing interest on the Obligations, all Payments will be deemed received when received in immediately available funds, and if such immediately available funds are received after 1:00 PM Eastern Time on any day, they shall be deemed received on the next Business Day.

9.2 Increased Costs and Reduced Return. If Lender shall have determined that the adoption or implementation of, or any change, after the date hereof, in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change, after the date hereof, in, the interpretation or administration thereof by, any court, central bank or other administrative or governmental authority, or compliance by Lender with any directive of, or guideline from, any central bank or other Governmental Authority issued after the date hereof shall (i) subject the Lender to any tax, duty or other charge with respect to this Agreement or any Loan made hereunder, or change the basis of taxation of payments to Lender of any amounts payable hereunder (except for taxes on the overall net income of Lender), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, or against assets of or held by, or deposits with or for the account of, or credit extended by, Lender, or (iii) impose on Lender any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to Lender of making any Loan, or agreeing to make any Loan or to reduce any amount received or receivable by Lender, then, upon demand by Lender, the Borrower shall pay to Lender such additional amounts as will compensate the Lender for such increased costs or reductions in amount. All amounts payable under this Section shall bear interest from the date of demand by the Lender until payment in full to the Lender at the highest interest rate applicable to the Obligations. With respect to this Section 9.2, Lender shall treat Borrower no differently than Lender treats other similarly situated Borrowers. A certificate of the Lender claiming compensation under this Section, specifying the event herein above described and the nature of such event shall be submitted by the Lender to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and the Lender’s reasons for invoking the provisions of this Section, and the same shall be final and conclusive absent manifest error.

9.3 Charges to Accounts. Lender may, in its discretion, require that Borrower pay monetary Obligations in cash to Lender, or charge them to Borrower’s Loan account (in which event they will bear interest at the same rate applicable to the Loans), or any of Borrower’s Deposit Accounts maintained with Lender.

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9.4 Monthly Accountings. Lender may provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Lender), unless Borrower notifies Lender in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

9.5 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed (i) to Borrower at the address shown in the heading to this Agreement, or (ii) to Lender at the address shown in the heading to this Agreement, or (iii) for either party at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid.

9.6 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

9.7 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Lender and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

9.8 Waivers; Indemnity. The failure of Lender at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of Lender later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Lender or its agents or employees, but only by a specific written waiver signed by an authorized officer of Lender and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Lender on which Borrower is or may in any way be liable, and notice of any action taken by Lender, unless expressly required by this Agreement. Borrower hereby agrees to indemnify Lender and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys (collectively the “Indemnitees” and each individually an “Indemnitee”), and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between Lender and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by an Indemnitee’s gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

9.9 Liability. NEITHER LENDER NOR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE LIABLE FOR ANY CLAIMS, DEMANDS, LOSSES OR DAMAGES, OF ANY KIND WHATSOEVER, MADE, CLAIMED, INCURRED OR SUFFERED BY BORROWER OR ANY OTHER PARTY THROUGH THE ORDINARY NEGLIGENCE OF LENDER, OR ITS PARENT OR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS, BUT NOTHING HEREIN SHALL RELIEVE LENDER FROM LIABILITY FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. NEITHER LENDER NOR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE RESPONSIBLE OR LIABLE TO BORROWER OR TO ANY OTHER PARTY FOR ANY INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF ANY FINANCIAL ACCOMMODATION HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR AS A RESULT OF ANY OTHER ACT, OMISSION OR TRANSACTION.

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9.10 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Lender.

9.11 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

9.12 Attorneys’ Fees and Costs. Borrower shall reimburse Lender for all reasonable attorneys’ and consultant’s fees (including without limitation those of Lender’s outside counsel and in-house counsel, and whether incurred before, during or after an Insolvency Proceeding), and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Lender, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys’ fees and costs Lender incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of any automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower’s books and records (subject to the limitations in Section 5.4); protect, obtain possession of, lease, dispose of, or otherwise enforce Lender’s security interest in, the Collateral; and otherwise represent Lender in any litigation relating to Borrower. All attorneys’ fees and costs to which Lender may be entitled pursuant to this Paragraph shall immediately become part of Borrower’s Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

9.13 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Lender; provided, however, that (i) Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Lender, and any prohibited assignment shall be void, and (ii) Lender may not assign or transfer any of the Loans, or its rights under this Agreement or any of the Loan Documents to any Person known to Lender to be a direct competitor of Borrower, unless a Default or Event of Default has occurred and is continuing. No consent by Lender to any assignment shall release Borrower from its liability for the Obligations.

9.14 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

9.15 [intentionally omitted].

9.16 Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. Borrower and Lender acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Lender or Borrower under any rule of construction or otherwise.

9.17 [intentionally omitted].

9.18 Confidentiality. Lender agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by Lender from the Borrower, which indicates that it is confidential or would reasonably be understood to be confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that Lender may disclose such information to its officers, directors, employees, attorneys, accountants, affiliates, participants, prospective participants, assignees and prospective assignees, so long as such Persons are bound by confidentiality restrictions similar to those contained in this Section 9.18, and such

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other Persons to whom Lender shall at any time be required to make such disclosure in accordance with applicable law, and provided, that the foregoing provisions shall not apply to disclosures made by Lender in its Good Faith Business Judgment in connection with the enforcement of its rights or remedies after an Event of Default. The confidentiality agreement in this Section supersedes any prior confidentiality agreement of Lender relating to Borrower.

9.19 Governing Law; Jurisdiction; Venue; Arbitration. This Agreement and all acts, transactions, disputes and controversies arising hereunder or relating hereto, and all rights and obligations of the parties shall be governed by, and construed in accordance with, the internal laws (and not the conflict of laws rules) of the State of North Carolina. All disputes, controversies, claims, actions and other proceedings involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Agreement or the relationship between Borrower and Lender, and any and all other claims of Borrower against Lender of any kind, shall be brought only in the General Court of Justice of North Carolina sitting in Durham County, North Carolina or the United States District Court for the Middle District of North Carolina, and each consents to the jurisdiction of any such court, and waives any and all rights the party may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding, including, without limitation, any objection to venue or request for change in venue based on the doctrine of forum non conveniens; provided that, notwithstanding the foregoing, nothing herein shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower consents to service of process in any action or proceeding brought against it by Lender, by personal delivery, or by mail addressed as set forth in this Agreement or by any other method permitted by law. If the jury waiver set forth in Section 9.21 below is not enforceable, then any dispute, controversy, claim, action or similar proceeding arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by final and binding arbitration held in Durham County, North Carolina in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules. The arbitrator shall apply North Carolina law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section. The costs and expenses of the arbitration, including without limitation, the arbitrator’s fees and expert witness fees, and reasonable attorneys’ fees, incurred by the parties to the arbitration may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such costs and expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

9.20 Multiple Borrowers; Suretyship Waivers.

(a) Borrowers’ Agent. Each Borrower hereby irrevocably appoints each other Borrower, as the agent, attorney-in-fact and legal representative of all Borrowers for all purposes, including requesting disbursement of Loans and receiving account statements and other notices and communications to Borrowers (or any of them) from Lender. Lender may rely, and shall be fully protected in relying, on any request for a Loan, disbursement instruction, report, information or any other notice or communication made or given by any Borrower, whether in its own name, as Borrowers’ agent, or on behalf of one or more Borrowers, and Lender shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of Borrowers’ obligations hereunder be affected thereby.

(b) Waivers. Each Borrower hereby waives: (i) any right to require Lender to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other person, or to proceed against any property of any kind which secures all or any part of the Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with Lender or any indebtedness of Lender to any other Borrower, or to exercise any other right or power, or pursue any other remedy Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any Guarantor or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any Guarantor or any endorser, co-maker or other person, with respect to all or any part of the Obligations, or by reason of any act or omission of Lender or others which directly or indirectly results in the

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discharge or release of any other Borrower or any Guarantor or any other person or any Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of Lender to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any Guarantor or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Obligations (including without limitation any interest thereon), in or as a result of any such proceeding. Until all of the Obligations have been paid in full, nothing shall discharge or satisfy the liability of Borrower hereunder except the full payment of all of the Obligations. If any claim is ever made upon Lender for repayment or recovery of any amount or amounts received by Lender in payment of or on account of any of the Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and Lender repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over Lender or any of its property, or by reason of any settlement or compromise of any such claim effected by Lender with any such claimant (including without limitation any other Borrower), then and in any such event, Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Obligations, or any release of any of the Obligations, and the Borrower shall be and remain liable to Lender under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement. Each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other person, and including (but not limited to) any of the foregoing rights which Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under any statutory or common law suretyship defenses or marshalling rights, now and hereafter in effect.

(c) Consents. Each Borrower hereby consents and agrees that, without notice to or by Borrower and without affecting or impairing in any way the obligations or liability of Borrower hereunder, Lender may, from time to time before or after revocation of this Agreement, do any one or more of the following in Lender’s sole and absolute discretion: (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Obligations; (ii) grant any other indulgence to any Borrower or any other person in respect of any or all of the Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Obligations or any guaranty of any or all of the Obligations, or on which Lender at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or Guarantors of all or any part of the Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower; (v) apply any sums received from any other Borrower, any Guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as Lender determines in its sole discretion, and regardless of whether such indebtedness is part of the Obligations, is secured, or is due and payable. Borrower consents and agrees that Lender shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Obligations. Borrower further consents and agrees that Lender shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Obligations. Without limiting the generality of the foregoing, Lender shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Obligations.

(d) Independent Liability. Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against Borrower, in the same action in which any other Borrower may be sued or in separate

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actions, as often as deemed advisable by Lender. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and Borrower is not relying in any manner upon any representation or statement of Lender with respect thereto. Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower’s financial condition and any other matter pertinent hereto as Borrower may desire, and Borrower is not relying upon or expecting Lender to furnish to it any information now or hereafter in Lender’s possession concerning the same or any other matter.

(e) Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination.

[Signatures on Next Page]

Form Version: -5.4 (07-13)

Document Version -9.1

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9.21 Mutual Waiver of Jury Trial. LENDER AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT IT MAY BE WAIVED. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), ACTION OR INACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY LENDER OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. IF FOR ANY REASON THE PROVISIONS OF THIS SECTION ARE VOID, INVALID OR UNENFORCEABLE, THE SAME SHALL NOT AFFECT ANY OTHER TERM OR PROVISION OF THIS AGREEMENT, AND ALL OTHER TERMS AND PROVISIONS OF THIS AGREEMENT SHALL BE UNAFFECTED BY THE SAME AND CONTINUE IN FULL FORCE AND EFFECT.

Borrower:

XTERA COMMUNICATIONS, INC.

By	/s/ Jack Owen
Title	Secretary

Borrower:

AZEA NETWORKS, INC.

By	/s/ Jack Owen
Title	Secretary

Borrower:

NEOVUS, INC.

By	/s/ Jack Owen
Title	Secretary

Borrower:

XTERA ASIA HOLDINGS, LLC

By	/s/ Jack Owen
Title	Secretary

Lender:

SQUARE 1 BANK

By	/s/ Square 1 Bank
Title	Senior Vice President

[Signature Page – Loan and Security Agreement]

Schedule to

Loan and Security Agreement

Borrowers:	Xtera Communications, Inc.
Azea Networks, Inc.
Neovus, Inc.
Xtera Asia Holdings, LLC

Address:	500 W. Bethany Drive, Suite 100
Allen, TX 75013

Date:	January 16, 2015

This Schedule forms an integral part of the Loan and Security Agreement between SQUARE 1 BANK and the above Borrower of even date (the “Loan Agreement”).

1. CREDIT LIMIT
(Section 1.1):	An amount not to exceed the lesser of (a) and (b) below (the “Credit Limit”):

(a) a total of $12,500,000 at any one time outstanding (the “Maximum Credit Limit”); provided that, until the Deposit Account Control Agreement Requirement set forth in Section 8(d) below has been satisfied, the Maximum Credit Limit shall be the amount of the first disbursement of the Loan, which is being paid by Lender to Silicon Valley Bank in accordance with its Pay-Off Letter dated on or about the date hereof; or

(b) the sum of (i) 85% (an “Advance Rate”) of the amount of Borrower’s Eligible Accounts (as defined in Section 8 above), plus (ii) 75% (an “Advance Rate”) of the amount of Borrower’s Eligible Unbilled Accounts (as defined in Section 8 above).

Lender may, from time to time, adjust the Advance Rate, in its Good Faith Business Judgment, upon 30 days’ prior written notice to the Borrower, based on changes in collection experience with respect to Accounts, or other issues or factors relating to the Accounts or other Collateral or Borrower. In Lender’s discretion Loans may be made separately to each Borrower based on the Eligible Accounts of each Borrower.

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Ancillary Services Sublimit:	$3,000,000.

2. INTEREST.

Interest Rate (Section 1.2):

A rate equal to the Prime Rate in effect from time to time, plus 3.50% per annum, provided that the interest rate in effect on any day shall not be less than 7.00% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

3. FEES (Section 1.4):

Loan Fee:	$50,000, payable concurrently herewith.

4. MATURITY DATE

(Section 6.1):	364 days after the date hereof.

5. FINANCIAL COVENANTS

(Section 5.1):	Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

Minimum Adjusted Cash Flow:	Parent shall maintain Adjusted Cash Flow of not less than the following amounts, on a consolidated basis, during the following periods:

Period	Minimum Adjusted Cash Flow
1 month ending October 31, 2014	($3,000,000)
2 months ending November 30, 2014	($5,000,000)
3 months ending December 31, 2014	($5,000,000)
4 months ending January 31, 2015	($5,000,000)
5 months ending February 28, 2015	($6,000,000)
6 months ending March 31, 2015	($7,000,000)
7 months ending April 30, 2015	($8,500,000)
8 months ending May 31, 2015	($8,500,000)
9 months ending June 30, 2015	($8,500,000)
10 months ending July 31, 2015	($9,000,000)
11 months ending August 31, 2015	($9,000,000)
12 months ending September 30, 2015	($9,000,000)
*	*

For periods ending after September 30, 2015, the above covenants shall be determined as follows: On or before July 31, 2015, and the same

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date in each succeeding year, Parent shall submit to Lender projections for the following twelve-month period, on a monthly basis, as approved by Parent’s Board of Directors, which shall include projections of Adjusted Cash Flow for such periods, and Lender and Parent shall work in good faith to agree in writing on the amount of the minimum Adjusted Cash Flow which Parent shall be required to maintain for such periods. If for any reason Parent and Lender are not able to agree in writing on the same, prior to August 15, 2015, or August 15 of any subsequent year, then the minimum Adjusted Cash Flow for the following 12-month period shall be determined by Lender, based on said projections, in Lender’s Good Faith Business Judgment.

Definitions:

“Adjusted Cash Flow” means with respect to any fiscal period, on a consolidated basis, an amount equal to Borrowers’ operating cash flow plus Borrowers’ investing cash flow (in each case determined in accordance with GAAP).

6. REPORTING.

(Section 5.3):	Parent shall provide Lender with the following, on a consolidated basis, all of which shall be in such form as Lender shall specify:

(a) Monthly accounts receivable agings, aged by due date, with borrowing base certificate, within ten Business Days after the end of each month;

(b) Monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within ten Business Days after the end of each month;

(c) Monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, and general ledger, within ten Business Days after the end of each month;

(d) Monthly unaudited financial statements, as soon as available, and in any event within 30 days after the end of each month;

(e) Quarterly contract backlog reports, within 30 days after the end of each calendar quarter;

(f)     Annual operating budgets and financial projections (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Parent within 45 days following the end of each fiscal year of Parent, approved by Parent’s board of directors;

(g)    Annual financial statements, as soon as available, and in any event within 120 days following the end of Parent’s fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Lender, provided that Parent’s financial statements for its 2014 fiscal year may have a “going concern” qualification;

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(h)    Each of the financial statements in subsections (d) and (g) above shall be accompanied by Compliance Certificates, in such form as Lender shall reasonably specify, signed by an officer of Parent, certifying that as of the end of such period Borrower was in full compliance with all of the terms and conditions of the Loan Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Lender shall request in its Good Faith Business Judgment, including, without limitation, a statement that at the end of such period there were no held checks;

(i) promptly upon receipt, each management letter prepared by Parent’s independent certified public accounting firm regarding Parent’s management control systems;

(j) such budgets, sales projections, operating plans or other financial information generally prepared by Parent in the ordinary course of business as Lender may reasonably request from time to time;

(k)    within 30 days of the last day of each fiscal quarter, a report signed by Parent, in form reasonably acceptable to Lender, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in exhibits to any Intellectual Property Security Agreement delivered to Lender by Borrower in connection with the Loan Agreement; and

(l)     as to any transactions entered into by Borrower that require approval or consent of the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), copies of such approvals or consents within five Business Days after the date they are issued.

         The covenant in subsection (l) above shall survive any termination of this Agreement and shall continue in effect so long thereafter as Borrower maintains any deposit accounts with Lender. Borrower shall not enter into any transactions that require approval or consent of OFAC, without obtaining such approval within the time required, and, without limiting the generality of the foregoing, any Accounts (whether billed or unbilled) which require such approval or consent shall not be “Eligible Accounts” or “Eligible Unbilled Accounts” unless such approval or consent has been obtained.

7. BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Borrower Information Certificate dated October 16, 2014, previously submitted to Lender (the “Representations”) is true and correct as of the date hereof.

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8. ADDITIONAL PROVISIONS

(a)    Additional Conditions Precedent. In addition to any other conditions to the first disbursement of the Loans set forth in the Loan Agreement, the first disbursement of the Loans is subject to the following additional conditions precedent:

(1)    Subordination of Existing Indebtedness. The holders of existing indebtedness in the amount of approximately $29,000,000 (the “Noteholders”) shall execute and deliver to Lender a Subordination Agreement in such form as Lender shall specify, subordinating such Indebtedness to the Obligations; provided that Subordination Agreements from up to two Noteholders (the “Non-Signing Noteholders”) holding such Indebtedness totaling not more than $57,000 need not be provided. Notwithstanding anything to the contrary in this Agreement, Borrower shall not incur any further Indebtedness to any of the Non-Signing Noteholders or their successors or assigns.

(2)    Subordination of Horizon Debt. Horizon shall execute and deliver to Lender a Subordination Agreement in such form as Lender shall specify, subordinating the Horizon Debt to the Obligations and subordinating the security interest of Horizon to the security interest of Lender;

(b)    Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Lender’s standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding, except for the Indebtedness referred to in Section 8(a)(1) above. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Lender a subordination agreement on Lender’s standard form.

(c)    Warrants. Borrower shall concurrently issue to Lender a warrant (the “Warrant”) to purchase 769,231 shares of Series D-3 Preferred Stock of Borrower at a purchase price of $0.65 per share, for a term of ten years and on the other terms set forth in Lender’s standard form Warrant to Purchase Stock being executed concurrently herewith.

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(d) Deposit Accounts. Within 90 days after the date hereof, Borrower shall

(i)     transfer all of its Deposit Accounts to Lender, other than (A) Deposit Accounts subject to Permitted Deposit Account Liens; and (B) the following Deposit Accounts (the “Delayed Transfer Accounts”): Account 3300700387-Operating Acct, Account 3300700391- FSA ZBA, Account 3300700372-Cash Collateral, Account 6600000549-Overnight Sweep, Account 1272850-Controlled Disbursement ZBA and Account 3300836923-Xtera Limited Operating, which will be transferred to Lender or closed by March 31, 2015, if the Deposit Accounts offered by Lender at that time meet the control requirements and other reasonable business needs of Borrower (and if they do not, the Delayed Transfer Accounts will be transferred to Lender or closed at such later time as the Deposit Accounts offered by Lender meet the control requirements and other reasonable business needs of Borrower), and

(ii) transfer its primary investment accounts to Lender or Lender’s Affiliates, and

(iii) at all times thereafter maintain the foregoing with Lender or Lender’s Affiliates.

Within seven Business Days after the date hereof (which date may be extended by Lender in its sole discretion in writing), Borrower shall cause any other banks or other institutions where its Deposit Accounts (including Delayed Transfer Deposit Accounts) and investment accounts, are maintained to enter into control agreements with Lender, in form and substance satisfactory to Lender in its Good Faith Business Judgment and sufficient to perfect Lender’ first-priority security interest in the same (the “Deposit Account Control Agreement Requirement”).

(e) Foreign Subsidiaries; Foreign Assets.

(1) Existing Foreign Subsidiaries. Borrower represents and warrants that it has no partially-owned or wholly-owned Subsidiaries which are not Borrowers hereunder, except for the following:

         (A) Xtera Communications Hong Kong Limited, a Hong Kong company, Xtera Communications Tianjin Co., Ltd., a Chinese company, and Xtera Communications Taiwan Co., Ltd., a Taiwan company, and Success Pearl Limited, a Seychelles company (collectively, the “Inactive Foreign Subs”); and

         (B) Xtera Communications Ltd., a UK company, Xtera Communications Canada, Inc., a Canadian corporation, and Xtera Communicacoes Do Brasil LTDA, a Brazil company, and PMX Holdings Ltd., a British Virgin Islands company (collectively, the “Active Foreign Subs”).

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(2)    Inactive Subsidiaries. Borrower represents and warrants that the Inactive Foreign Subs are inactive and do not have more than an aggregate of $150,000 of assets, and that said Subsidiaries will remain inactive and will not at any time have more than $150,000 of assets.

(3)    Investments in Active Foreign Subs. Borrower may make Investments in the Active Foreign Subs and any other foreign Subsidiaries formed in the future (all, collectively, the “Foreign Subs”), in an aggregate amount not to exceed the amount necessary to fund the current operating expenses of the Foreign Subs (taking into account their revenue from other sources). The foregoing shall constitute “Permitted Investments” for purposes of the Loan Agreement.

(4)    Foreign Assets. Borrower covenants that (i) the total assets of Borrower located outside the United States (including without limitation deposits in foreign bank accounts) combined shall not, at any time, exceed $3,500,000 in the aggregate, and (ii) the total amount maintained by Borrower in foreign bank accounts shall not, at any time, exceed a Euro balance of €1,225,000 plus a $1,659,000 balance in all other combined currencies. Borrower shall not permit any of the assets of any of the Foreign Subs to be subject to any security interest, lien or encumbrance, and Borrower shall not agree with any other Person to restrict its ability to cause a Foreign Sub to grant any security interest in, or lien or encumbrance on, its assets.

(5)    UK Stock Pledge. Within 60 days after the date hereof (which date may be extended by Lender in writing its sole discretion), Borrower shall cause Azea Networks, Inc., which Borrower represents owns 100% of the stock of Xtera Communications Ltd., a UK company, to execute and deliver such documents and agreements, and take such actions, as are reasonably recommended by Lender’s UK counsel, to pledge 65% of such stock to Lender under UK law to secure all of the Obligations, and throughout the term of this Loan Agreement, Borrower shall cause such pledge and all documents relating thereto to continue in full force and effect.

(f)    Subsidiary Borrowers. Borrower represents and warrants that (i) Neovus, Inc. has no assets and does not conduct any business in the State of Texas or any other state, (ii) Azea Networks, Inc. does not conduct any business in the State of Texas or any other state, and (iii) Xtera Asia Holdings, LLC has no assets other than stock in an Inactive Foreign Sub and does not conduct any business in the State of Texas or any other state.

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(g) Horizon Debt; Additional Equity.

(1)    Borrower represents and warrants that the Venture Loan and Security Agreement dated as of May 10, 2011 and Amendments thereto Nos. 1-6 between Borrower and Horizon set forth in full the terms of the loans from Horizon to Borrower and, that Exhibit B sets forth the combined payment schedule applicable to such loans from and after January 1, 2015. Borrower agrees not to make any modifications to the documents relating to the Horizon Debt, or to increase the amount of the Horizon Debt without the prior written consent of Lender (other than modifications that reduce or extend the payments due on the Horizon Debt). Borrower shall provide Lender with copies of all such modifications promptly after they are executed and delivered.

(2)    Borrower acknowledges and agrees to the letter agreement between the Lender and certain investors in Borrower (collectively, the “Investors”) which provides in part that, if the Lender reasonably determines that the Borrower requires additional capital investments to meet its cash flow requirements, the Investors will act to cause such capital to be provided to the Borrower by the Investors or other investors, in an amount the Lender (after consultation with the Borrower) determines is reasonably necessary in order to meet such cash flow requirements (but not to exceed the amount of the principal payments made to Horizon between January 1, 2015 and the expiration of the letter agreement, which amount will in no event exceed $4,200,000). Borrower agrees that if Lender determines that such additional capital investments are required, Borrower shall raise such additional equity within ten Business Days after Borrower receives written notice from Lender that such additional capital investments are required, and the failure to do so shall constitute an Event of Default hereunder.

(h)    Bailee Agreements. As to any Inventory or other Collateral stored with any warehouseman or other third party, Borrower shall use commercially reasonable efforts to provide Lender with agreements by such warehouseman or other third party in favor of Lender within 45 days after the date hereof, in such form as Lender shall specify in its good faith business judgment, including without limitation agreements from NSG Technology, Inc., and MC Assembly.

[Signatures on Next Page]

Form Version: -5.4 (07-13)

Document Version -9.1

Square 1 Bank	Loan and Security Agreement

Borrower:		Borrower:
XTERA COMMUNICATIONS, INC.		AZEA NETWORKS, INC.

By	/s/ Jack Owen	By	/s/ Jack Owen
Title	Secretary	Title	Secretary

Borrower:		Borrower:
NEOVUS, INC.		XTERA ASIA HOLDINGS, LLC

By	/s/ Jack Owen	By	/s/ Jack Owen
Title	Secretary	Title	Secretary

Lender:
SQUARE 1 BANK

By	/s/ Square 1 Bank
Title	Senior Vice President

[Signature Page—Schedule to Loan and Security Agreement]

Exhibit A

Existing Investments:

Xtera Taiwan	$1,015,500.00

Xtera Canada	$0.94

Xtera Brazil	$23,750.00

Xtera Communications Limited	$6,163,936.28

Exhibit B

Horizon Debt Payment Schedule

Xtera Communications, Inc.

Horizon Note Amortization

Invoice Date	Month	Beginning Balance	11.50% 12.50% Interest	Payment	Principal	Ending Balance	Premium	Total Premium Payable
1-Jan-15	Dec-14	7,470,027.83	77,812.79	125,000.00	47,187.21	7,422,840.62	33,890.77	1,477,480.63
1-Feb-15	Jan-15	7,422,840.62	77,321.26	175,000.00	97,678.74	7,325,161.88	33,676.68	1,511,157.31
1-Mar-15	Feb-15	7,325,161.88	76,303.77	175,000.00	98,696.23	7,226,465.65	33,233.52	1,544,390.83
1-Apr-15	Mar-15	7,226,465.65	75,275.68	175,000.00	99,724.32	7,126,741.33	32,785.75	1,577,176.58
1-May-15	Apr-15	7,126,741.33	74,236.89	250,000.00	175,763.11	6,950,978.22	32,333.31	1,609,509.89
1-Jun-15	May-15	6,950,978.22	72,406.02	250,000.00	177,593.98	6,773,384.24	31,535.89	1,641,045.78
1-Jul-15	Jun-15	6,773,384.24	70,556.09	250,000.00	179,443.91	6,593,940.33	30,730.17	1,671,775.94
1-Aug-15	Jul-15	6,593,940.33	68,686.88	300,000.00	231,313.12	6,362,627.21	29,916.05	1,701,691.99
1-Sep-15	Aug-15	6,362,627.21	66,277.37	300,000.00	233,722.63	6,128,904.58	28,866.60	1,730,558.59
1-Oct-15	Sep-15	6,128,904.58	63,842.76	300,000.00	236,157.24	5,892,747.34	27,806.22	1,758,364.81
1-Nov-15	Oct-15	5,892,747.34	61,382.78	350,000.00	288,617.22	5,604,130.12	26,734.81	1,785,099.62
1-Dec-15	Nov-15	5,604,130.12	58,376.36	350,000.00	291,623.64	5,312,506.48	25,425.38	1,810,524.99
1-Jan-16	Dec-15	5,312,506.48	55,338.61	350,000.00	294,661.39	5,017,845.09	24,102.31	1,834,627.30
1-Feb-16	Jan-16	5,017,845.09	52,269.22	400,000.00	347,730.78	4,670,114.31	22,765.46	1,857,392.76
1-Mar-16	Feb-16	4,670,114.31	48,647.02	400,000.00	351,352.98	4,318,761.33	21,187.84	1,878,580.60
1-Apr-16	Mar-16	4,318,761.33	44,987.10	400,000.00	355,012.90	3,963,748.43	19,593.79	1,898,174.38
1-May-16	Apr-16	3,963,748.43	41,289.05	400,000.00	358,710.95	3,605,037.48	17,983.13	1,916,157.52
1-Jun-16	May-16	3,605,037.48	37,552.47	400,000.00	362,447.53	3,242,589.95	16,355.70	1,932,513.21
1-Jul-16	Jun-16	3,242,589.95	33,776.98	400,000.00	366,223.02	2,876,366.93	14,711.31	1,947,224.52
1-Aug-16	Jul-16	2,876,366.93	29,962.16	400,000.00	370,037.84	2,506,329.09	13,049.79	1,960,274.31
1-Sep-16	Aug-16	2,506,329.09	26,107.59	400,000.00	373,892.41	2,132,436.68	11,370.96	1,971,645.27
1-Oct-16	Sep-16	2,132,436.68	22,212.88	400,000.00	377,787.12	1,754,649.56	9,674.65	1,981,319.93
1-Nov-16	Oct-16	1,754,649.56	18,277.60	400,000.00	381,722.40	1,372,927.16	7,960.67	1,989,280.60
1-Dec-16	Nov-16	1,372,927.16	14,301.32	400,000.00	385,698.68	987,228.48	6,228.83	1,995,509.43
1-Jan-17	Dec-16	987,228.48	10,283.63	997,512.22	987,228.59	(0.11)	4,478.96	1,999,988.39	*

*	To be paid December 31, 2016